Exhibit 4.01

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of October 3, 2016 (the “Effective Date”) and is entered into by and between Symantec Corporation, a Delaware corporation (the “Assignor”) and Symantec Holdings Limited, a company organized in Ireland (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date (i) all of the Assignor’s rights and obligations in its capacity as the Borrower under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the outstanding rights and obligations of the Assignor under the Credit Agreement, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as Borrower) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). The sale and assignment of the Assigned Interest is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
[Signature page follows]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

SYMANTEC CORPORATION

By:_/s/ Nicholas R. Noviello______________
Name: Nicholas R. Noviello
Title: Executive Vice President and Chief
     Financial Officer

ASSIGNEE

SYMANTEC HOLDINGS LIMITED

By:_/s/ Mark S. Garfield_______________
Name: Mark S. Garfield
Title: Director

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (ii) it meets all the requirements to be an assignee under Section 9.4(b) of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as the Successor Borrower thereunder and, to the extent of the Assigned Interest, shall have the obligations of the Successor Borrower thereunder and (iv) it has received a copy of the Credit Agreement.

2.    Payments. From and after the Effective Date, all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) for amounts which have accrued to but excluding the Effective Date shall be made by the Assignor and for amounts which have accrued from and after the Effective Date shall be made by the Assignee. Notwithstanding the foregoing, all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date shall be made by the Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

12290/00009/DOCS/4111834.2